Loan and Option Agreement

Date:

PARTIES

Court Cavendish Ltd, a company incorporated in England and Wales under no. 04290684, having its registered address at The Care House, Randalls Way, Leatherhead, Surrey, KT22 7TW (the “Lender”).

Long Island Iced Tea Corp., a Delaware corporation, having its principal executive offices at 12-1 Dubon Court, Farmingdale, New York 11735 (the “Company”).

BACKGROUND

A.	The Lender and the Company have agreed to a facility in which the Lender provides financing to support the working capital requirements of the Company while the Company moves into specific ventures relating to blockchain technology with the Company intending to spin out of its existing operating business into an independent new company in due course.

B.	The parties have agreed to enter into this agreement to record the agreed terms (the “Agreement”).

IT IS AGREED

1.	Simultaneously with the execution of this Agreement, and the Company having announced to the market its move to blockchain technology, the Lender will make available to the Company an aggregate of USD 2,000,000 (together with any additional amounts loaned pursuant to this Agreement, the “Loan”) facility. Subject to the conversion provisions set forth herein, the Loan and any accrued interest thereon will be due and payable 12 months from the 1st drawdown (the “Maturity Date”).

2.	As long as the Company is compliant with its Nasdaq regulations, the Company may request as long as certain warranties and representations referred to in section 18 below are met and the Company continues moving toward specific ventures related to blockchain technology, for two (2) extensions of USD 1,000,000 each to this Agreement on the same terms as terms of this Agreement, save for the directors’ appointment referred to in section 5 below.

3.	The Company may request the maximum of one (1) drawdown per month with the drawdown amount to be agreed between parties each time a request is made. The Lender agrees to provide a maximum initial drawdown of USD 750,000 upon the execution of this Agreement, a maximum drawdown of USD 750,000 beginning January 15, 2018 and a maximum of USD 500,000 beginning February 15th, 2018. Each drawdown shall be subject to a material adverse change provision in the Lender’s opinion on the financial condition or operations of the Company.

4.	A Facility Fee of 5% shall be due on the entire amount made available to the Company on the date of the first drawdown of each facility and payable either in cash or in shares of the Company valued at the lower of USD 3.00 or the closing price per share on the date of the first drawdown.

A Facility Fee of 5% shall be due and payable on the same terms as described above on each, if any, facility extensions granted by the Lender.

Notwithstanding anything to the foregoing, the fee shall in no event be convertible into more than 9.9% of the aggregate shares outstanding of the Company on the date of this Agreement.

5.	On the date of this Agreement, the Lender shall have the right to appoint 2 new members to the Company’s Board of Directors, which such members shall be mutually agreed between the Company and the Lender. The appointment of the Lender’s directors to take place within 5 business days after such mutual agreement

6.	The Company will create a committee on its Board of Directors, consisting of 3 directors and shall include the 2 directors appointed by the Lender. Such committee will have to unanimously authorize any expense related to the Company’s existing operating beverage business that exceeds USD 100,000.

7.	The Company agrees to issue within 5 business days of the date of this Agreement, 100,000 ,36 month warrants to the Lender (which will contain a cashless exercise feature). The warrants shall give the Lender the ability to convert to shares of the Company at USD 3.00 per share. If the Lender agrees further extensions as per clause 2, the Company agrees to issue 50,000 36 month warrants on terms described above for each USD 1,000,000 facility made available.

8.	Interest shall accrue monthly, at a rate of 12.5% per annum, on the unpaid principal balance of the Loan commencing on the date of the first drawdown and shall be due and payable, without demand or notice, at the Company’s election quarterly in cash or in shares of the Company valued at the lower of USD 3.00 or the closing price per share on the preceding date the interest payment is due, provided the shares are not converted into more than 9.9% of the aggregate shares outstanding of the Company on the date of this Agreement for all interest owed hereunder.

9.	The Company hereby grants the Lender a security interest in all of the Company’s assets (the “Collateral”), subject to security granted to Radium for its $1,000,000 facility on the date hereof. Reference herein to the Collateral shall in no way impair the absolute and unconditional obligation of the Company to pay both principal and interest, if any, as provided herein.

10.	The Lender may, with or without advance notice to the Company or any guarantor or other party liable herefor, extend or renew the Loan, or extend the time for making payment of any amount provided for herein, or accept any amount in advance, all without affecting the liability of the Company or any other party or guarantor liable herefor.

11.	The Company may repay the Loan in whole or in part at any time without penalty or premium, but with payment of accrued interest through the date of such repayment. Amounts repaid shall not be available to be drawn again.

12.	At the Maturity Date, at the Lenders election, the Company shall repay the outstanding amount together with accrued interest either in cash or in shares of the Company at the lower of USD 3.00 or the closing price per share on the Maturity Date, but not lower than USD 2.00 per share, provided that in no event shall the Company issue in excess of 9.9% of the aggregate shares outstanding of the Company on the date of this Agreement for all repayments hereunder

13.	In consideration of Lender making the Loan to the Company, the Company hereby grants Lender the option (the “Option”), at any time until the Maturity Date, to convert all amounts under this Agreement (whether drawn and outstanding and/or undrawn and available) including accrued interest, into shares of the Company at the lower of USD 3.00 or the closing price per share on the date of the exercise of the Option, but not lower than USD 2.00 per share, provided that in no event will the shares issuable upon exercise of the Option exceed 9.9% of the aggregate shares outstanding of the Company on the date of this Agreement

14.	During the lifetime of this Agreement, the Company shall provide reasonable updates to the Lender, within the constraints of the law and government agencies, at no greater than monthly intervals. Lender agrees use of such information is to monitor the loan.

15.	So long as the Loan is outstanding and the Option has not been forfeited, the Company will not, without the prior written consent of Lender, do any of the following: (i) liquidate, dissolve or wind-up the affairs of the company or enter into merger, consolidation, share exchange, reorganisation, recapitalization or other similar transaction or business combination (with the exception of the Spin Out of Beverage business); (ii) sell additional shares of the Company (excluding upon exercise of outstanding options, and other similar) at a price per share less than USD3; (iii) purchase or redeem or pay any dividend on any capital stock; (iv) create or authorize the creation of any debt security senior to the Note(s) (excluding the security held by Radium on its USD 1,000,000 facility on the date hereof); (v) enter into any agreement or other binding commitment to do any of the foregoing. If the Company receives any inquiry, proposal, offer or expression of interest by any person (other than Lender and its affiliates) with respect to any of the foregoing, it shall promptly notify Lender.

16.	Upon the occurrence of a default, the whole sum of principal and accrued interest shall become due immediately at the option of the Lender. Default shall include, but not be limited to: (i) any material adverse change, in the reasonable opinion of the Lender, in the financial condition or operations of the Company; (ii) any change in control of the Company without the prior written consent of the Lender; (iii) failure to make any payment hereunder at the time prescribed for payment; (iv) filing, as to the Company or any guarantor or endorser of the Loan, of an involuntary petition which is not dismissed within sixty (60) days or of a voluntary petition under the provisions of the Federal Bankruptcy Code or any state statute for the relief of debtors; (v) default in the payment of principal or interest on any obligation in excess of $100,000 for borrowed money beyond the period of grace, if any, provided with respect thereto or default in the performance or observance of any other term, condition or agreement contained in any such obligation or in any agreement relating thereto, if the effect thereof is to cause, or permit the holder or holders of such obligation (or a trustee on behalf of such holder or holders) to cause such obligation to become due prior to its stated maturity and such default remains unremedied for a period of 10 days; (vi) final judgment for the payment of money in excess of $100,000 shall be rendered against the Company and the same shall remain undischarged for a period of thirty (30) days during which execution of such judgment shall not be effectively stayed or is not being validly contested; or (vii) any material breach or other default by the Company under this Agreement which is not cured within five (5) days after the Maker receives notice from the Holder of the occurrence thereof.

17.	The times for the payment of the principal sum as herein stated are of the essence of this Agreement. Upon the occurrence of a default, the amount of the principal sum hereunder, plus reasonable attorneys’ fees and expenses, shall bear interest from the date thereof to the actual date of payment (whether such payment is made voluntarily or as a result of legal process) at the maximum rate of interest permitted by law or 17.5% per annum, whichever is lower, from the date of the default to the date of actual payment.

18.	The Company represents and warrants to the Lender as follows: (i) the Company is a company duly incorporated and existing under the laws of the State of Delaware publically trading on Nasdaq; (ii) the Company has the power to enter into, perform and comply with its obligations under this Agreement and all corporate and other action required to authorise the execution of this Agreement and the performance by the Company of its obligations under this Agreement has been taken; (iii) no event of default has occurred, or in the Lender’s reasonable opinion will occur as a result of any drawdown of facility, and the Company is not in default under any other agreement to which it is a party; and (iv) this Agreement constitutes the legal, valid and binding obligations of the Company.

Each of the representations and warranties hereon shall be deemed repeated on each date on which a drawdown is requested by reference to the facts and circumstances then subsisting.

19.	Each party shall bear its own expenses in connection with the transactions contemplated hereby.

20.	Any and all notices required or permitted to be given under any provision of this Agreement shall be in writing and shall be deemed given upon personal delivery or the mailing thereof by first class certified mail, return receipt requested, by telecopier or facsimile, or by overnight delivery service to the addresses set forth above or at such other addresses as they may have provided by prior written notice.

21.	This Agreement shall not be assignable by Lender without the prior written approval of the Company. This Agreement shall not be assignable by the Company without the prior written approval of the Lender.

22.	This Agreement shall be governed by and constructed in accordance with the law of the State of New York without giving effect to principles of conflicts of law. This Agreement may be signed in counterparts which, taken together, shall constitute one Agreement.

23.	Notwithstanding anything contained herein to the contrary, in no event will the Company issue to the Lender a number of shares of common stock in excess of 19.99% of the outstanding common stock of the Company on the date of this Agreement in exchange for payment of any principal or interest owed her under or upon exercise of any warrants issue hereunder.

EXECUTED AS AN AGREEMENT

Court Cavendish Ltd:	Long Island Iced Tea Corp.:

_____________________________	__________________________
Director

In the presence of:	In the presence of:

_____________________________	__________________________
Witness sign here	Witness sign here

Witness name: Witness address:	Witness name: Witness address: